Exhibit 5.1

July 16, 2018

Assembly Biosciences, Inc.

11711 N. Meridian St., Suite 310

Carmel, IN 46032

Re:       Securities Registered under Registration Statements on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of Registration Statements on Form S-3 (File Nos. 333-208806 and 333-222366) (as amended or supplemented, the “Registration Statements”) filed on December 30, 2015 and December 29, 2017, respectively, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Assembly Biosciences, Inc., a Delaware corporation (the “Company”) of up to $150,000,000 and $250,000,000, respectively, of any combination of securities of the types specified therein. The Registration Statements were declared effective by the Commission on January 19, 2016 and January 10, 2018, respectively. Reference is made to our opinion letters dated December 30, 2015 and December 29, 2017, respectively, and included as Exhibit 5.1 to the Registration Statements. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on July 13, 2018 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 4,600,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) covered by the Registration Statements. The Shares include shares subject to an option granted by the Company to the underwriters of the offering to purchase 600,000 additional Shares. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Assembly Biosciences, Inc.

July 16, 2018

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statements and to the references to our firm under the caption “Legal Matters” in the Registration Statements. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP